Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-106680) and Form S-8 (Nos. 333-105847, 333-105852 and 333-111749) of First Advantage Corporation of our report dated March 8, 2004 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Tampa, Florida

March 11, 2004